Exhibit 99.4

Consent of KeyBanc Capital Markets Inc.

We hereby consent to (i) the inclusion of our opinion letter dated November 4, 2025, to the Board of Directors of CNL Healthcare Properties, Inc. (“CHP”) and the Special Committee of the Board of Directors of CHP, as Annex C to the joint proxy statement/prospectus of CHP and Sonida Senior Living, Inc. (“SNDA”), which forms part of the Registration Statement on Form S-4 of SNDA filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof (the “Registration Statement”), and (ii) the references to such opinion and to our name in the Registration Statement under the subheadings “Summary,” “Background of the Transactions,” “Recommendation of the CHP Board of Directors,” “CHP’s Reasons for the Transactions; Recommendation of the CHP Board of Directors,” “CHP Financial Analyses,” “SNDA Financial Analyses,” “Opinion of CHP’s Financial Advisor,” and “Unaudited Prospective Financial Information Prepared by CHP.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Kevin Kreshover
Name: Kevin Kreshover
Title: Managing Director

December 17, 2025